UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 26, 2004

Commission File Number:  0-27958

Flanders Corporation
(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or other jurisdicion of incorporation or organization) 2399 26th Avenue North St. Petersburg, Florida	13-3368271 (IRS Employer Identification No.) 33713 (Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

Flanders Corporation (Nasdaq:FLDR), today announced its results for its second quarter ended June 30, 2004.  The Company reported an increase in net sales of $2.8 million or 6.3% to $47.1 million from $44.3 million in the second quarter of 2003.  Gross profit was also up 10.2% to $11.9 million from $10.8 million in the second quarter of 2003.  Additionally, operating income was up $.9 million or 34.5% to $3.5 million from $2.6 million in the second quarter of 2003.

Excluding the one time settlement with a vendor during the second quarter of 2003, the company reported net earnings up $.6 million for the quarter of $2.1 million, or $0.08 per share, compared to $1.5 million, or $0.06 per share in the second quarter of 2003.

 Including the one time settlement with a vendor during the second quarter of 2003, the company reported net earnings for the quarter of $2.1 million, or $0.08 per share, compared to $2.3 million, or $0.09 per share in the second quarter of 2003.

Stockholders equity has increased $5.5 million from $80.7 million at December 31, 2003 to $86.2 million as of June 30, 2004. The stockholders equity per share increased from $3.10 per share as of December 31, 2003 to $3.29 per share as of  June 30, 2004.

Robert Amerson, Chairman of the Board, commented, “We are currently in the planning stages of our first national advertising campaign, we believe that with increased focus on the consumer market we can achieve double digit growth and gain additional market share.”

Robert Amerson continued, “We are continuing to see a tremendous amount of interest in our high-end, chemical, biological, and nuclear containment products for government and commercial settings. We continue to work on acquiring contracts in this area, and believe that success in this area could have a major impact on our operations. This is a developing market, and we currently have no reliable data as to the size of this niche.  We have a competitive advantage with these customers given our long experience in what was, historically, a niche specialty manufacturing area.”

Conference Call

The Company has scheduled a conference call for Friday morning, July 27, 2004 at 11:00 EST.  People wishing to participate in the conference call should dial 877-691-0877 ten minutes prior to the call.

Selected Operations Data (all but per share data in Millions)	Q2 2004	Q2 2003
Net sales	$ 47.1	$ 44.3
Gross profit	11.9	10.8
Operating expenses	8.4	8.2
Operating income	3.5	2.6
Earnings before income taxes	3.4	3.7
Net earnings	$ 2.1	$ 2.3
Net earnings per share: Basic	$ 0.08	$ 0.09
Diluted	$ 0.08	$ 0.09
Common shares outstanding: Basic	26.1	26.0
Diluted	27.1	26.1

Selected Balance Sheet Data (in Millions)	6/30/2004	12/31/2003
Working capital	$ 50.6	$ 45.5
Total assets	151.2	145.4
Long-term obligations, including current maturities	27.3	26.3
Total shareholders’ equity	86.2	80.7

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 26, 2004

FLANDERS CORPORATION

By: /s/  Steven K. Clark

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/Chief Operating Officer and Director